Exhibit 23.1

                        Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Price Enterprises 1995 Combined Stock Grant and Stock Option Plan, As Amended and The Price Enterprises Directors' 1995 Stock Option Plan, As Amended of our report dated January 16, 1998, with respect to the financial statements and schedule of Price Enterprises, Inc. included in its Transition Report (Form 10-K) for the transition period from September 1, 1997 to December 31, 1997, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP



San Diego, CA
August 28, 1998